EXHIBIT 99(n)


                              TAMARACK FUNDS TRUST
                                    ("TRUST")

                           PLAN PURSUANT TO RULE 18F-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


                                    THE PLAN
                                    --------
                           (as adopted March 10, 2004)

I.       Introduction

         As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Trust, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

II.      The Multi-Class System

         Each series of the Trust listed on Schedule A hereto, and each series of the Trust specifically added to this Plan through an amendment to Schedule A hereto, (all such series referred to herein as "Multi-Class Funds" or "Funds") shall offer two or more of Class A, Class C, Class I, Class R or Class S shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Trustees. Shares of each class of a Multi-Class Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, the classes of shares shall have the features described below.

         References to "prospectus" herein refer to the Trust's or relevant Fund's then-current prospectus, and includes prospectus supplements

         A.       Sales Charge Structure

                  1. Class A Shares. Class A shares of each Multi-Class Fund that offers Class A shares shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the prospectus and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in the prospectus.


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                  2.        Class C Shares. Class C shares of each Multi-Class
Fund that offers Class C shares shall be offered at net asset value and shall generally not be subject to a front-end sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in the prospectus. Class C shares shall be available for purchase only up to such limits and to such categories of investors as may be set by the Trust's Board of Trustees from time to time and disclosed in the prospectus. Class C shareholders will be subject to a deferred sales charge under such conditions, and subject to such reductions or waivers, as may be approved by the Board of Trustees and disclosed in the prospectus.

                  3. Class I Shares. Class I shares of each Multi-Class Fund that offers Class I shares shall be available only to such categories of investors as are specified from time to time in the prospectus. Class I shares shall be offered at net asset value with no front-end sales charge and shall not be subject to a contingent deferred sales charge, provided, however, that such charge(s) may be imposed in such cases as the Board may approve and as disclosed in the prospectus.

                  4. Class R Shares. Class R shares of each Multi-Class Fund that offers Class R shares shall be available only to such categories of investors, generally retirement plans, as are specified from time to time in the prospectus. Class R shares shall be offered at asset value with no front-end sales charge and shall not be subject to a contingent deferred sales charge, provided, however, that such charge(s) may be imposed in such cases as the Board may approve and as disclosed in the prospectus.

                  5. Class S Shares. Class S shares of each Multi-Class Fund that offers Class S shares shall be offered at net asset value with no front-end sales charge and shall not be subject to a contingent deferred sales charge, provided, however, that such charge(s) may be imposed in such cases as the Board may approve and as disclosed in the prospectus. Class S shares will be available only to such categories of investors as specified by the Board of Trustees and disclosed in the prospectus.


         B.       Service and Distribution Plans

                  The Trust has adopted a Master Distribution Plan pursuant to Rule 12b-1 under which Supplements were approved with respect to such of Class A, Class C and Class R shares as are offered by each Multi-Class Fund, containing the following terms:

                  1. Class A Shares. Class A shares of each Fund offering Class A shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Trust, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.50% of the average daily net assets of a Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.
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                  2.       Class C Shares. Class C shares of each Fund offering
Class C shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Trust, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 1.00% of the average daily net assets of a Fund attributable to its Class C shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

                  3. Class I Shares. No Supplement to the Master Distribution Plan has been adopted for Class I shares of any Fund.

                  4. Class R Shares. Class R shares of each Fund offering Class R shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Trust, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.50% of the average daily net assets of a Fund attributable to its Class R shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

                  5. Class S Shares. No Supplement to the Master Distribution Plan has been adopted for Class S shares of any Fund.




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         C.       Allocation of Income and Expenses

                  1.       General

                           a.       Daily Dividend Funds

                                    Funds that declare distributions of net
investment income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                           b.       Non-Daily Dividend Funds

                                    The gross income, realized and unrealized
capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                  2.       Class Expenses

                           Expenses attributable to a particular class ("Class
Expenses") shall be limited to: (a) payments pursuant to the Master Distribution Plan and Supplement by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have


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determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

                           In the event a particular expense is no longer
reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                           The initial determination of expenses that will be
allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act.

                  3.       Waivers or Reimbursements of Expenses

                           Expenses may be waived or reimbursed by the Adviser,
the Distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

         D.       Exchange Privileges

                  Shareholders of a Multi-Class Fund may exchange shares of a particular class for shares of the same class in another Multi-Class Fund at relative net asset value and with the payment of any excess of the sales charge applicable to the shares to be acquired over the sales charge previously paid on the shares being exchanged, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

         E.       Board Review

                  1.       Approval of Plan

                           The Board of Trustees, including a majority of the
Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or a Fund ("Independent Trustees"), at a meeting held March 10, 2004 approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan, as amended.

                  2.       Rule 18f-3(e) Conditions

                           Reliance on Rule requires that (a) a majority of the
Trustees be Independent Trustees, (b) Independent Trustees select and nominate any other Independent


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Trustees, and (c) any person who acts as legal counsel to the Independent
Trustees be an "independent legal counsel" as defined in the 1940 Act.

                  3.       Approval of Amendments

                           This Plan may not be amended materially unless the
Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

                  4.       Periodic Review

                           The Board shall review reports of expense allocations
and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

         F.       Contracts

                  Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

         G.       Effective Date

                  The Plan, having been reviewed and approved by the Board of

Trustees and by a majority of the Independent Trustees as indicated in Section F1 of the Plan, shall take effect as of March 10, 2004.


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                                   SCHEDULE A

Large Cap Equity Fund
Mid Cap Equity Fund
Small Cap Equity Fund
Enterprise Fund
Enterprise Small Cap Fund
Microcap Value Fund
Value Fund
Small Cap International Fund
Government Income Fund
Quality Fixed Income Fund
Tax-Free Income Fund
North Carolina Tax-Free Bond Fund